Q1 2021 Commercial Metrics April 13, 2021 Exhibit 99.2

Commercial Metrics Overview 2 Preliminary ZILRETTA® net sales of $24.6 million in Q1 2021 4,417 accounts had purchased ZILRETTA as of March 31, 2021; up from 4,248 as of December 31, 2020 3,470 accounts had re-ordered ZILRETTA (79% of accounts that had purchased), as of March 31, 2021; up from 3,321 accounts that had re-ordered ZILRETTA (78% of accounts that had purchased) as of December 31, 2020 As of March 31, 2021, Flexion had ~$154 million in cash, cash equivalents and marketable securities and ~49.9 million shares outstanding

ZILRETTA Net Sales Quarterly Since Launch 3 Note: Flexion recognizes ZILRETTA sales upon receipt of product by specialty distributors and pharmacies.

Distribution of Accounts by ZILRETTA Purchases Cumulative 4 Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy; accounts (physicians, clinics, and certain medical centers or hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.

5 Distribution of ZILRETTA Purchases by Accounts Cumulative Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy; accounts (physicians, clinics, and certain medical centers or hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.

ZILRETTA Purchases by New and Existing Accounts Cumulative 6 Flexion primarily sells ZILRETTA to specialty distributors and a specialty pharmacy; accounts (physicians, clinics, and certain medical centers or hospitals) subsequently purchase ZILRETTA directly from these specialty distributors and the specialty pharmacy.